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                                                                   Exhibit 99.1


THURSDAY APRIL 19, 5:15 PM EASTERN TIME

PRESS RELEASE

SOURCE:  PACKAGED ICE, INC.

WILLIAM P. BRICK NAMED CHIEF EXECUTIVE OFFICER OF PACKAGED ICE

HOUSTON, April 19 /PRNewswire/ -- Packaged Ice, Inc. (Amex: ICY - news) today announced that food veteran William P. Brick, age 50, has been named its Chief Executive Officer, succeeding James F. Stuart who resigned for personal reasons. The Company also announced that A.J. Lewis III, formerly Vice Chairman, has been appointed Chairman of the Board. In addition, the Company's director, Steven P. Rosenberg, has been appointed Vice Chairman and a member of the Board's Executive Committee, which now consists of Messrs. Brick, Lewis and Rosenberg.

Mr. Brick was Chief Operating Officer of Suiza Food's U.S. Dairy Operations from October 1996 until January 2000. In that capacity he oversaw the development of Reddy Ice as an operating division of Suiza Foods and its subsequent sale to Packaged Ice in 1998.

"We are delighted to have an executive of Bill Brick's caliber as CEO," stated Mr. Lewis. "He is a seasoned ice industry executive with demonstrated organizational and leadership capabilities. He has proven expertise in the planning and development of smaller businesses. We feel that Packaged Ice can achieve its full potential under his proven leadership."

"It has been a pleasure working with Jim Stuart over the last ten years," added Mr. Lewis. "He is an extraordinary and insightful visionary who built Packaged Ice from a dream to where it is today, a national marketer of ice with approximately $250 million in annual sales. He designed and developed the Ice Factory(TM) technology that has transformed the ice industry forever."

Mr. Stuart said, "I have enjoyed the challenges and rewards of building Packaged Ice from its founding to its present position as the nation's largest ice company. The Company's entrepreneurial phase is now complete, and I believe the time has come for me to step aside and turn Packaged Ice over to the next CEO."

Mr. Brick commented, "I am excited to be returning to the ice industry, particularly with a company of Packaged Ice's capabilities, solid national presence and strong retail relationships. I look forward to working closely with the Company's first-class management team as we focus on building shareholder value."


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Packaged Ice is the largest manufacturer and distributor of packaged ice in the United States and currently serves over 76,000 customer locations in 30 states and the District of Columbia. The Company services all significant markets of the ice industry, including supermarkets and convenience store retailers, restaurants, special entertainment events, commercial users and the agricultural sector. Packaged Ice's proprietary technology, the Ice Factory(TM), has changed the competitive landscape in the ice industry and is the driving force behind the Company's stated strategy to increase market share in regions where the Company targets expansion.

This press release contains various forward-looking statements and information that are based on management's belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. For a discussion of the risks, investors are urged to refer to the Company's reports filed under the Securities Exchange Act of 1934.